EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of May 20, 2014  (the “Effective Date”) by and between Premier Alliance Group, Inc., a Delaware corporation, with offices located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211 (the “Company”), and Joseph J. Grano, Jr. (“Grano” or the “Executive”), residing at __________________________________.

W I T N E S S E T H:

WHEREAS, the Company desires to secure the unique experience, ability and services of Grano upon the terms and conditions hereinafter set forth and to prevent any other competitive business from securing Grano’s services;

WHEREAS, Grano desires to render services to the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties mutually agree as follows:

Section 1. Employment.  The Company hereby employs Grano and Grano hereby accepts such employment, subject to the terms and conditions set forth in this Agreement.

Section 2. Duties.  Grano shall serve as Chief Executive Officer of the Company and shall properly perform such duties as may be assigned to him from time to time by the Company’s Board of Directors.  During the Term (as defined in Section 3), Grano shall devote substantially all of his business time to the performance of his duties hereunder unless otherwise authorized by the Company’s Board of Directors.  Notwithstanding anything herein to the contrary, nothing shall preclude Grano from serving on the board of directors of other companies, engaging in charitable and community affairs, and managing his personal investments, provided that such activities do not materially interfere with the performance of his duties or responsibilities hereunder.

Section 3. Term.  The Company hereby employs Grano, and Grano hereby accepts such employment, for a term commencing as of the Effective Date and continuing through the three year anniversary of the Effective Date unless sooner terminated in accordance with the provisions of this Agreement (the “Term”).

Section 4. Compensation.

4.1 Salary. The Company shall pay Grano the following compensation for Grano’s services hereunder, less such deductions as shall be required to be withheld by applicable law and regulations:

(a) The Company shall pay to Grano an annual base salary (the “Base Salary”) of $500,000 per annum, unless adjusted up by the Board of Directors.

(b) All salary payable to Grano shall be paid at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the ordinary course of business.

4.2 Bonus.  During the Term, in addition to the annual salary set forth in Section 4.1 above, the Company shall pay to Grano, for each year of the Term, a minimum cash bonus of $500,000 (the “Cash Bonus”).  Grano also shall be entitled to such other bonus compensation as the Board of Directors of the Company may determine from time to time in its sole discretion payable in cash, options or in capital stock of the Company.

4.3 Options.

4.3.1           The Company hereby grants and will issue to Grano, promptly following the execution of this Agreement, options (the “Options”) to purchase 2,000,000 shares of common stock at an exercise price equal to the closing price of such shares on the date hereof, which shall expire in 10 years, and will vest as follows:

(i) 666,667 options will vest immediately;

(ii) 666,667 options to vest at 1st year employment anniversary date; and

(iii) 666,666 options to vest at 2nd year employment anniversary date.

4.3.2    In the event of a “Change of Control” (as defined below) of the Company, any then unvested portion of the Options shall immediately be 100% vested. For purposes of this Section 4.3.2, a “Change of Control” shall mean: (i) a merger or consolidation in which the Company is not the surviving company (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction which there is no substantial change in the shareholders of the Company or their relative stock holdings and the Options granted hereby are assumed, converted or replaced by the successor or acquiring Company) and after which the shareholders of the Company immediately prior to such merger cease to own more than fifty (50%) percent of the outstanding shares or other equity interest in the surviving company; (ii) a merger in which the Company is the surviving company but after which the shareholders of the Company immediately prior to such merger (other than any shareholder which merges with the Company in such merger, or which owns or controls another company which merges, with the Company in such merger) cease to own more than fifty (50%) percent of the outstanding shares or other equity interests in the Company; (iii) the sale of all or substantially all of the assets of the Company; or (iv) the acquisition, directly or indirectly, by any entity, person or group, of securities of the Company representing more than fifty (50%) percent of the combined voting power of the Company’s outstanding securities.

4.4 Expenses.  During the Term, the Company shall provide Grano with an allowance for all reasonable and necessary business travel expenses and other bona fide disbursements, consistent with Company policy, incurred by Grano on behalf of the Company, in performance of his duties hereunder; provided, further, that during the Term, the Company shall provide Grano with an automobile and driver allowance of up to $100,000 per year.

4.5 Benefits.  Grano shall be permitted during the Term to participate in medical, dental or vision plan, including any hospitalization or disability insurance plans, health programs, pension plans, bonus plans or similar benefits that may be available to other executives of the Company to the extent he is eligible under the terms of such plans or programs.  Grano may participate in the Company’s 401K-retirement program.

Section 5. Paid Time Off.  Grano shall be entitled to paid time off of no less than 40 paid days off per year, to be utilized as directed in the Company guidelines.

Section 6. Disability/Death of the Executive.  If Grano is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed under this Agreement for a period of ninety (90) consecutive days or longer or for any one hundred fifty (150) days in any period of three hundred sixty (360) consecutive days (a “Disability”), or if Grano dies during the Term, the Company may, at that time or any time thereafter, at its option, terminate the employment of Grano under this Agreement immediately upon giving Grano or Grano’s estate notice to that effect.  The Company will provide Grano with disability insurance during Grano’s employment, commensurate with current Company policy.

Section 7. Termination.

7.1 Termination For Cause.  The Company may terminate the employment of Grano and all of the Company's obligations under this Agreement at any time for Cause (as hereinafter defined) by giving Grano notice of such termination, with reasonable specificity of the details thereof.  “Cause” shall mean (i) Grano’s misconduct which could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (ii) Grano’s disregard of lawful instructions of the Company's Board of Directors consistent with the Executive’s position relating to the business of the Company or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (iii) the commission by Grano of an act constituting common law fraud, or a felony, or criminal act against the Company or any affiliate thereof or any of the assets of any of them, (iv) conviction of a crime involving moral turpitude or (v) Grano’s material breach of any of the agreements contained herein.  A termination pursuant to Section 7.1(i), (ii) or (v) shall take effect fifteen (15) days after the giving of the notice contemplated hereby unless he shall, during such fifteen (15) day period, remedy to the satisfaction of the Board of Directors of the Company the misconduct, disregard or breach specified in such notice; provided, however, that such termination shall take effect immediately upon the giving of such notice if the Board of Directors of the Company shall, in its sole discretion, have determined that such misconduct, disregard or breach is not remediable (which determination shall be stated in such notice).  A termination pursuant to Section 7.1(iii) or (iv) shall take effect immediately upon the giving of the notice contemplated hereby.

7.2 Termination Without Cause. The Company may terminate the employment of Grano and all of the Company's obligations under this Agreement (except as hereinafter provided) at any time during the Term without Cause (hereinafter, “Without Cause”) by giving Grano a written notice of such termination, to be effective fifteen (15) days following the giving of such written notice.  If terminated Without Cause, Grano has the right to receive the Unpaid Salary Amount and Unpaid Bonus Amount through termination, the Base Salary and Cash Bonus paid for the remainder of the Term in accordance with the regular payroll practices of the Company, and the right to retain all unvested options.

7.3 Termination for Good Reason; Resignation.  Grano may (i) resign or (ii) terminate Grano’s employment and all of Grano’s obligations under this Agreement at any time during the Term for Good Reason (as hereinafter defined) by giving the Company notice of such termination, with reasonable specificity of the details thereof, to be effective fifteen (15) days following the giving of such written notice. “Good Reason” shall mean the occurrence of any of the following events or conditions: (i) (A)the assignment to the Executive of any duties materially inconsistent in any respect with his position, duties or responsibilities as contemplated by Section 2 of this Agreement, or (B) any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, compensation, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or (ii) any failure by the Company to comply with the provisions of Section 4 or 5 of this Agreement, other than an insubstantial and inadvertent failure which is remedied by the Company promptly after receipt of notice thereof given by the Executive.

For convenience of reference, the date upon which any termination of the employment of the Executive pursuant to Sections 6 or 7 shall be hereinafter referred to as the “Termination Date”.

Section 8. Effect of Termination of Employment.

(a) Upon the termination of Grano’s employment for Cause, Grano or Grano’s beneficiaries or estate shall have the right to receive (i) the unpaid portion of the Base Salary computed on a pro rata basis to the Termination Date as described in Section 4.1(a)(the “Unpaid Salary Amount”), (ii) the unpaid portion of the Cash Bonus computed on a pro rata basis to the Termination Date as described in Section 4.2 (the “Unpaid Bonus Amount”), and (iii) reimbursement for any expenses for which he shall not have theretofore been reimbursed, as provided in Section 4.4 (the “Expense Reimbursement Amount”).

(b) Upon the termination of Grano’s employment by the Company Without Cause or by Grano for Good Reason, Grano or Grano’s beneficiaries or estate shall have the right to receive (i) the Unpaid Salary Amount and Unpaid Bonus Amount through termination, (ii) the Expense Reimbursement Amount through termination,  (iii) a severance compensation of the Base Salary and Cash Bonus paid for the remainder of the Term in accordance with the regular payroll practices of the Company, (iv) continuation of health care benefits as set forth in Section 4.5 for the remainder of the Term, and (v) retention of any unvested Options.

(c) Upon termination of Grano’s employment due to his death, Grano or Grano’s beneficiaries or estate shall have the right to receive (i) the Unpaid Salary Amount and Unpaid Bonus Amount through termination, (ii) the Expense Reimbursement Amount through termination,  (iii) a severance compensation of the then remaining Base Salary and the Cash Bonus paid for the remainder of the Term in accordance with the regular payroll practices of the Company, (iv) continuation of health care benefits as set forth in Section 4.5 for the remainder of the Term, and (v) retention of any unvested Options.

(d) In the event Grano resigns from employment, Grano or Grano’s beneficiaries or estate shall have the right to receive (i) the Unpaid Salary Amount and Unpaid Bonus Amount through termination, and (ii) the Expense Reimbursement Amount through termination.

(e) Notwithstanding the preceding provisions of this Section 8, in the event the payments to be received by the Executive would constitute an “excess parachute payment” under the Internal Revenue Code of 1986, and applicable regulations as then in effect, then such payments shall be reduced accordingly so as not to constitute an “excess parachute payment.”

(f) This Agreement is intended to comply with or be exempt from Section 409A of the Code and will be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of the Executive’s separation from service with the Company he is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company will pay any such delayed amounts in a lump sum at such time. If any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Any provision in this Agreement providing for any right of offset or set-off by the Company shall not permit any offset or set-off against payments of “non-qualified deferred compensation” for purposes of Section 409A of the Code or other amounts or payments to the extent that such offset or set-off would result in any violation of Section 409A or adverse tax consequences to the Executive under Section 409A.

Section 9. Disclosure of Confidential Information. Grano recognizes that he has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to its customer list, products, formulae, know-how, and business and marketing plans (“Confidential Information”).  Grano acknowledges that such information is of great value to the Company, is the sole property of the Company (unless the information becomes public knowledge), and has been and will be acquired by Grano in confidence. In consideration of the obligations undertaken by the Company herein, Grano will not, at any time, during or after Grano’s employment hereunder, reveal, divulge or make known to any person, any Confidential Information acquired by Grano during the course of Grano’s employment. The provisions of this Section 9 shall survive Grano’s employment hereunder.

Section 10. Covenant Not To Compete.

(a) Grano recognizes that the services to be performed by him hereunder are special, unique and extraordinary.  The parties confirm that it is reasonably necessary for the protection of Company that Grano agree, and accordingly, Grano does hereby agree, that he shall not, directly or indirectly, at any time during the Restricted Period (as defined in Section 10(c) below):

(i) except as provided in Subsection (d) below, compete with the Company by contacting, canvassing, soliciting, promoting, offering, bidding for, negotiating or accepting business for services that actually compete with the services or products offered by the Company with any current or past customer which the Company or any affiliate thereof is engaged in business, either on Grano’s own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party.  Past customers are defined as any customer that has received services from the Company within the past 2 years from the Termination Date; or

(ii) employ or engage, or cause or authorize, directly or indirectly, to be employed, an advisor or engaged, for or on behalf of himself or any third party, any employee or agent of Company or any affiliate thereof.

(b) If any of the restrictions contained in this Section 10 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

(c) The term “Restricted Period,” as used in this Section 10, shall mean the period of Grano’s actual employment hereunder plus, in the event this Agreement expires or Executive resigns or is terminated With Cause, a period of twelve (12) months immediately following the Termination Date.

(d) This Section 10 shall not apply if the Company terminates Grano Without Cause.

(e) Grano agrees that during the Term of the Agreement he shall not either directly or indirectly, whether as an officer, director, shareholder, partner, proprietor, consultant, or in any other capacity whatsoever engage in, be employed by or have any business connection with any other person, corporation, firm partnership, or other entity whatsoever known by him to compete directly with the Company, anywhere in the world, in any line of business engaged in by the Company; provided however, this paragraph shall not be construed to prevent Grano from  owning, directly or indirectly, in the aggregate, an amount not exceeding five percent (5%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded on a national securities exchange or on the over-the-counter market, other than securities of the Company.

Section 11. Remedies.  Grano acknowledges that the restrictions contained in Sections 9 and 10 of this Agreement, in view of the nature of the business of the Company, are reasonable and necessary in order to protect the legitimate interests of the Company.  Grano acknowledges that any violation of such restrictions would likely result in irreparable injuries to the Company, and Grano therefore acknowledges that, in the event of Grano’s violation of any of these restrictions, the Company shall be entitled to seek from any court of competent jurisdiction preliminary and permanent injunctive relief without proving actual damages or immediate or irreparable harm and without posting any bond.  In addition, the Company shall be entitled to seek damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  In view of the difficulty of determining the amount of damages that may result to the parties hereto from the breach of the provision of this Section, it is the intent of the parties hereto that, in addition to monetary damages any non-breaching party shall have the right to prevent any such breach in equity or otherwise, including without limitation prevention by means of injunctive relief.  The prevailing party in any such action shall be entitled to an award of its reasonable attorney’s fees and costs.

Section 12. General.

12.1 Indemnification. Grano shall be indemnified from liability in connection with his acting as an officer of the Company including but not limited to indemnification for legal expenses and out-of-pocket disbursements in connection with defense of any claim or lawsuit against him based upon acts or omissions by him during the period that he was an officer and director of the Company. However, the foregoing indemnification as to certain acts shall not apply in the event it is determined by a court of competent jurisdiction that Grano, during his tenure as an officer and director had (a) breached his duty of loyalty to the Company or the stockholders; (b) acted not in good faith; (c) engaged in a transaction in which he had received an improper personal benefit against the interests of the Company or its shareholders.

12.2 Assignments.  Neither Grano nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

12.3 Entire Agreement.  This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement.  No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

12.4 Binding Effect; Survival.  This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.  With respect to any provisions of this Agreement which, by their terms, are intended to survive the expiration or termination of this Agreement, including but not limited to the restrictive covenant and the provisions relating to non-solicitation and confidentiality, both parties agree to forever waive any claim or defense, at law or in equity, asserting that such provision(s) terminated or otherwise became unenforceable as a result of the expiration or termination of this Agreement.

12.5 Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

12.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to such State's conflicts of law provisions.

12.8 Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, including via electronic means, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

THE COMPANY:

PREMIER ALLIANCE GROUP, INC.

By: ____________________________
Isaac Blech
Vice Chair - Board of Directors

THE EXECUTIVE:

_______________________________
              JOSEPH J. GRANO, JR.